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                                   Exhibit 12

           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                      --------------------    -----------------
                                      Aug. 31,     Aug. 31,   Aug. 31,  Aug. 31,
                                         1998         1997       1998      1997
--------------------------------------------------------------------------------
Earnings (loss) from
  continuing operations
  before income taxes                $ 7,647      $ 9,148    $(14,481)  $10,577
Plus: Fixed charges (1)                5,850        7,042      11,928    14,808
Less: Capitalized interest               (31)           -         (31)       (9)
--------------------------------------------------------------------------------

Earnings available to cover
  fixed charges (2)                  $13,466      $16,190         N/A   $25,376
===============================================================================

Ratio of earnings to fixed charges (2)  2.30         2.30         N/A      1.71
===============================================================================

(1) Fixed charges consisted of the following:


                                       THREE MONTHS ENDED      SIX MONTHS ENDED
                                       ------------------      ----------------
                                      Aug. 31,     Aug. 31,   Aug. 31,  Aug. 31,
                                         1998         1997       1998      1997
-------------------------------------------------------------------------------
Interest expense, gross                $3,603       $4,536     $ 7,436   $ 9,958
Rentals (Interest factor)               2,247        2,506       4,492     4,850
--------------------------------------------------------------------------------
  Total fixed charges                  $5,850       $7,042     $11,928   $14,808
================================================================================

(2) For the six months ended August 31, 1998, earnings were inadequate to cover fixed charges by $14,512. The deficiency was the result of unusual items as described in Note 5 to the consolidated condensed financial statements. Excluding unusual items, the ratio of earnings to fixed charges would have been
2.21 for the six months ended August 31, 1998.

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